UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Silvergate Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	33-0227337
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4250 Executive Square, Suite 300 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing a 1/40th Interest in a Share of 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-252258

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of Silvergate Capital Corporation, a Maryland corporation (the “Registrant”), each representing a 1/40th interest in a share of the Registrant’s 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share). The descriptions set forth under the captions “Description of the Series A Preferred Stock” and “Description of Depositary Shares” in the prospectus supplement dated as of July 28, 2021, relating to the Depositary Shares, filed with the Securities and Exchange Commission on July 30, 2021 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, to the prospectus in the Registration Statement on Form S-3ASR (File No. 333-252258) of the Registrant, dated January 20, 2021, as amended by the Post-Effective Amendment No. 1, dated July 28, 2021, are each incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 filed with the Commission on October 28, 2019 (File No. 333-228446)).
3.2	Articles Supplementary of the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 4, 2021).
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 filed with the Commission on October 28, 2019 (File No. 333-228446)).
4.1	Deposit Agreement, dated August 4, 2021, among the Registrant, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 4, 2021).
4.2	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 4, 2021	SILVERGATE CAPITAL CORPORATION

	By:	/s/ Alan J. Lane
Name: Alan J. Lane
Title: President and Chief Executive Officer

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